Exhibit 22.1

Issuer and Guarantors of Guaranteed Securities

The following subsidiary of PennyMac Mortgage Investment Trust (the “Company”) (i) may issue 8.500% Exchangeable Notes due 2029 being registered on the Post-Effective Amendment to the Registration Statement on Form S-3ASR with which this Exhibit 22.1 is filed (collectively, the “Registration Statement”), which would be fully and unconditionally guaranteed by the Company, (ii) may guarantee debt securities that may be issued by the Company pursuant to the Registration Statement and (iii) as of September 30, 2025, was guarantor of the Company’s 8.50% Senior Notes due 2028, 9.00% Senior Notes due February 15, 2030 and 9.00% Senior Notes due June 15, 2030.

Subsidiary	Jurisdiction

PennyMac Corp.	Delaware